Exhibit 5.1

The Directors RELX PLC 1-3 Strand London WC2N 5JR
LONDON 65 Fleet Street London EC4Y 1HS
	T	+	44 20 7936 4000
	Direct T	+	44 20 7832 7419
	F	+	44 20 7832 7001
	Direct F	+	44 20 7108 7419
LDE No 23
	E		nicholas.squire@freshfields.com
	W		freshfields.com
	DOC ID		LON50665248/1
	OUR REF		NSS
YOUR REF
	CLIENT MATTER NO.		102868-0164

1 October 2018

Dear Sirs

RELX PLC – registration statement on Form S-8

1.	INTRODUCTION

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the Act), of 40,000,000 ordinary shares of 14 51/116 pence each (the Shares) in the capital of RELX PLC, a company registered in England and Wales under registration number 00077536 (the Company), to be issued or transferred in satisfaction of awards granted pursuant to the following share plans:

(a)

the RELX Group plc Long-Term Incentive Plan 2013 as adopted by the board of directors of RELX Group plc on 25 April 2013 and approved by the shareholders of the Company on 25 April 2013, as amended through the date hereof;

(b)

the RELX Group plc Executive Share Option Scheme 2013 as adopted by the board of directors of RELX Group plc on 25 April 2013 and approved by the shareholders of the Company on 25 April 2013, as amended through the date hereof;

(c)	the RELX Group plc Restricted Share Plan 2014, as adopted by the remuneration committee of the board of directors of RELX Group plc on 17 February 2014, as amended through the date hereof; and

(d)	the Deferred Share Component of the Annual Incentive Plan, as adopted by the remuneration committee of the board of directors of RELX Group plc on 6 December 2017, as amended through the date hereof,

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information (including information relating to the provision of insurance mediation services) please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main

Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome

Shanghai Singapore Tokyo Vienna Washington

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(together, the Plans).

We understand that a registration statement on Form S-8 (the Registration Statement) is being filed under the Act with respect to the Shares. We understand that some or all of the Shares are to be issued or transferred in the future from time to time in satisfaction of awards granted pursuant to the Plans.

2.	DOCUMENTS EXAMINED AND ASSUMPTIONS

2.1	We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined:

(a)	a certified copy of the Registration Statement to be filed under the Act;

(b)

the certificate from the Deputy Company Secretary of the Company addressed to Freshfields Bruckhaus Deringer LLP dated 27 September 2018 and the documents attached thereto (the Secretary’s Certificate); and

(c)

certificates of incorporation extracted from the Companies House register on 28 September 2018 and confirmation on our request by Central Registry of Winding-Up Petitions by telephone that no application, petition, order or resolution for the administration or winding up of the Company and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the Company exists, and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents and confirmations. Where relevant facts material to this opinion were not independently established, we have relied upon statements of officers for the Company.

2.2	For the purposes of rendering this opinion, we have assumed, without further enquiry, that:

(a)	each of the statements contained in the Secretary’s Certificate is currently true and accurate;

(b)	all signatures on executed documents which, or copies of which, we have examined are genuine;

(c)

there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in the Secretary’s Certificate or which have not been disclosed to us that may affect the opinions expressed in this opinion;

(d)

all original documents submitted to us are authentic and complete and all copies of documents supplied to us as photocopies or facsimile copies conform to the originals and are authentic and complete; however, we confirm that we have examined all documents, agreements and other materials known to us that we consider necessary for the purposes of issuing this opinion;

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(e)

the Shares referred to above to be transferred in satisfaction of awards granted pursuant to the Plans were or will be allotted, issued and paid for in accordance with (i) the articles of association of the Company in force at the relevant time; and (ii) the relevant provisions of the United Kingdom Companies Act in force at the relevant time;

(f)	the subscription price per Share was or will be no less than the nominal value of a share in the capital of the Company and was or will be fully paid to the Company on issue of the Shares;

(g)	the Plans have not been amended or altered and remain in full force; and

(h)	each of the foregoing assumptions were true and accurate at and immediately prior to the time of the issue of the relevant Shares.

3.	LEGAL OPINION

On the basis of, and subject to, the foregoing and the qualifications referred to below, and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the Shares, or any portion thereof, when issued by the Company in accordance with the Plans or transferred in satisfaction of awards granted pursuant to the Plans after the Registration Statement has become effective under the Act, will have been validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Shares means that the holders of such Shares are not liable solely because of their shareholder status for additional assessments or calls on the Shares by the Company or its creditors once the Shares are fully paid.

4.	QUALIFICATIONS

This opinion is subject to the following qualifications:

(a)

the opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the law of England as currently applied by the English courts;

(b)

by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

(c)

this opinion is subject to all applicable laws relating to insolvency, administration, re-organisation, liquidation or analogous circumstances and other similar laws of general applications relating to or affecting generally the enforcement of rights and remedies from time to time; and

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(d)

the opinion is addressed to you for your benefit in connection with the Company’s Registration Statement. We hereby give consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent we do not admit that we are in the category of persons where consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

5.	RELIANCE

5.1    Your reliance on the matters addressed in this opinion is on the basis that any associated recourse is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right. The restrictions in the previous sentences apply to any claim, whether in contract, tort (including negligence) for breach of statutory duty, or otherwise, but they do not apply in the case of our wilful misconduct or fraud or where and to the extent prohibited by applicable law and regulation (including without limitation, the rules of professional responsibility governing the practice of law).

6.	GOVERNING LAW

6.1    This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

7.	JURISDICTION

7.1    The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP